UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

KINDRED HEALTHCARE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee was calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

This is a supplement to the definitive proxy statement on Schedule 14A filed by Kindred Healthcare, Inc., a Delaware corporation (the “Company”, “Kindred” , “we” or “us”), with the Securities and Exchange Commission (“SEC”) on February 21, 2017 (the “Definitive Proxy Statement”). The Definitive Proxy Statement was filed in connection with the special meeting of Kindred stockholders to, among other things, approve the Agreement and Plan of Merger, dated as of December 19, 2017 (as amended or modified from time to time, the “merger agreement”), among Kindred, Kentucky Hospital Holdings, LLC, Kentucky Homecare Holdings, Inc. (“Parent”) and Kentucky Homecare Merger Sub, Inc. (“Merger Sub”). Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Kindred and Kindred will survive the merger as a wholly owned subsidiary of Parent.

This supplement is being filed by Kindred with the SEC to supplement certain information contained in the Definitive Proxy Statement and should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Except as otherwise set forth below, the information set forth in the Definitive Proxy Statement remains unchanged. All page references in the information below are to the pages in the Definitive Proxy Statement, and defined terms used but not defined below have the meanings ascribed to them in the Definitive Proxy Statement.

SUPPLEMENTAL DISCLOSURES TO THE DEFINITIVE PROXY STATEMENT

1.	The disclosure in the Definitive Proxy Statement in the section “Summary Term Sheet — The Merger — Litigation Relating to the Merger” beginning on page 12, and in the section “The Merger Proposal (Proposal 1) — Litigation Relating to the Merger” beginning on page 114, is supplemented as follows:

By adding the following disclosure as new paragraphs to the end of each of those sections:

A sixth purported class action complaint relating to the merger has been filed on behalf of a putative class of Kindred’s public stockholders in the United States District Court for the District of Delaware captioned Einhorn v. Kindred et al., Case No. 1:18-cv-00297 (D. Del.) (filed on February 21, 2018). Kindred and individual members of the Board are named as defendants in this action. The complaint generally alleges that the defendants violated the Exchange Act by failing to disclose material information in Kindred’s preliminary proxy statement filed on February 5, 2018. The complaint seeks, among other things, injunctive relief prohibiting the stockholder vote to approve the merger and unspecified compensatory damages and attorneys’ fees. Kindred and the Board deny the allegations made in the complaint and will defend the action and any related claims vigorously.

On February 16, 2018, the plaintiff in the Sehrgosha action moved for a preliminary injunction seeking to enjoin the stockholder vote on the merger. On February 20, 2018, the Sehrgosha plaintiff filed a motion for expedited discovery on his preliminary injunction motion. On February 22, 2018, the United States District Court for the District of Delaware (the “Court”) ordered Kindred and the individual members of the Board to respond to the motion for expedited discovery by the following day. However, on February 23, 2018, the Court extended that deadline to February 27, 2018. On February 27, 2018, the Sehrgosha plaintiff withdrew his motions for a preliminary injunction and for expedited discovery.

Kindred is hereby disclosing certain additional information in the Definitive Proxy Statement in the sections “The Merger Proposal (Proposal 1) — Background of the Merger”, “The Merger Proposal (Proposal 1) — Opinion of Kindred’s Financial Advisors” and “The Merger Proposal (Proposal 1) — Certain Unaudited Prospective Financial Information” (collectively, the “Supplemental Disclosures”) in response to the six putative class action complaints and solely for the purpose of mooting the allegations contained therein. Kindred denies the allegations of the six class action complaints, and denies any violations of law. Kindred believes that the Definitive Proxy Statement disclosed all material information required to be disclosed therein, and denies that the Supplemental Disclosures are material or are otherwise required to be disclosed. Kindred is disclosing the Supplemental Disclosures pursuant to a confidential memorandum of understanding that Kindred and the other named defendants entered into with the named plaintiffs in four of the actions on March 5, 2018, and solely to eliminate the burden and expense of further litigation. Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of any of the Supplemental Disclosures.

2.	The disclosure in the Definitive Proxy Statement in the section “The Merger Proposal (Proposal 1) — Background of the Merger” beginning on page 39 is supplemented as follows:

By amending and restating the third paragraph on page 40 to read as follows:

On July 14, 2016, the Board met telephonically with representatives of senior management and Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), Kindred’s outside legal counsel, to discuss Financial Party A’s expressed interest in a potential strategic transaction and whether Kindred should enter into a confidentiality agreement with, and provide preliminary due diligence information to, Financial Party A to assist it in determining whether such a transaction could be viable. The Board and senior management, with input from Cleary Gottlieb discussed, whether it was then an appropriate time to explore a potential strategic transaction, and potential alternatives for consideration in conducting a strategic review and sale process in the event Kindred received an offer from Financial Party A. In this regard, the Board discussed Kindred’s stock performance and the evolving operational, regulatory and reimbursement environment facing Kindred. The Board also discussed Kindred’s leverage and the limits on its available capital for growth. The Board further discussed expectations regarding levels of interest among other potential bidders and whether Kindred should conduct preliminary meetings with one or more potential bidders.

By amending and restating the first paragraph on page 42 to read as follows:

On December 13 and 14, 2016, the Board met in person with representatives of senior management for a regularly scheduled meeting. Also present, at the invitation of the Board, were representatives of Barclays, Guggenheim Securities and Cleary Gottlieb. Guggenheim Securities was currently acting as financial advisor to Kindred in connection with the SNF divestiture, and representatives of Barclays had been invited by the Board to assist in reviewing potential strategic alternatives. At this meeting, the Board discussed with senior management and the Board’s advisers the challenges facing Kindred and its competitors, Kindred’s recent stock price performance, analysts’ perspectives of Kindred and its ongoing initiatives and the valuation of Kindred and its peers. Representatives of Barclays and Guggenheim Securities reviewed their preliminary financial analyses relating to Kindred. The Board and representatives of senior management and Kindred’s financial advisors discussed that (i) the shares of diversified healthcare companies often trade at a discount relative to the sum of the intrinsic values of such companies’ respective business lines and (ii) the sum of the intrinsic values of Kindred’s business lines in its entirety was not necessarily indicative of the value that would be obtained in a series of divestiture, spin-off or other business separation transactions, because such sum of intrinsic values would not reflect all potentially significant friction costs that would be associated with separating Kindred’s business lines, including dis-synergies, potential tax leakage and debt breakage costs. In connection with the discussion regarding the trading performance of diversified healthcare companies, the Board and representatives of senior management and Kindred’s financial advisors reviewed an analysis of the sum-of-the-parts valuation relative to stock price for each of Tenet Healthcare, UHS and LabCorp. The Board then discussed, among other things, a variety of potential strategic alternatives, including executing the stand-alone plan, raising equity to delever or pursuing divestitures, acquisitions or a change of control transaction, including by either a private equity or strategic buyer, or group of one or more private equity and/or strategic buyers. Representatives of Barclays and Guggenheim Securities reviewed the proposal made by the Financial Party B consortium and discussed with the Board potential approaches for assessing potential strategic alternatives, including other parties that may have an interest in pursuing a transaction. Cleary Gottlieb discussed with the Board the Board’s fiduciary duties in connection with a potential sale of Kindred and the differing incentives that senior management may face if Kindred pursued a transaction with a private equity buyer as compared to a strategic buyer.

By amending and restating the fourth full paragraph on page 57 to read as follows:

On August 15, 2017, a private equity firm (“Financial Party M”) joined the Financial Party E consortium and entered into a confidentiality agreement with Kindred, which contained customary confidentiality provisions and an 18-month standstill provision (which permitted Financial Party M to submit confidential proposals to the Board in the event that Kindred entered into a definitive agreement to consummate, or publicly announced its plans to enter into, a change of control or similar strategic transaction) and prohibited contact with potential debt and equity financing sources without Kindred’s approval. The confidentiality agreement also prohibited any discussions with Kindred’s management regarding the terms of their post-transaction employment or equity participation without Kindred’s consent.

By adding the following disclosure as a new paragraph as the fifth full paragraph on page 57:

From July 2016 through August 2017, 16 potential financial or strategic buyers entered into confidentiality agreements with Kindred, which included customary standstill provisions. In 12 of the 16 confidentiality agreements, the relevant potential buyer was prohibited from requesting that Kindred amend or waive any such standstill provision (which is known as a “don’t ask, don’t waive” provision). Of these 12 agreements, 6 agreements allowed the relevant potential buyer to make a confidential proposal to the Board or to Kindred if Kindred entered into a definitive agreement relating to an acquisition transaction, or following an announcement by Kindred that it planned to do so.

By amending and restating the first full paragraph on page 59 to read as follows:

On October 13, 2017, the Board met telephonically with representatives of senior management, Barclays, Guggenheim Securities and Cleary Gottlieb to discuss, among other things, the recent price performance of Kindred common stock and the revised Consortium proposal, including Mr. Broussard’s statement that the $9.00 per share in cash was the highest price the Consortium was prepared to pay. Representatives of Kindred’s financial advisors informed the Board that on September 14, 2017, the Financial Party E consortium had declined to continue further exploration of a potential transaction, citing the need for a strategic partner. Representatives of Kindred’s financial advisors reviewed their preliminary financial analyses relating to Kindred. Representatives of senior management discussed the impact of Hurricane Harvey and Hurricane Irma on Kindred’s third quarter results and the potential impact of the HHGM Proposal and similar changes. They noted that Hurricane Irma and Hurricane Harvey resulted in a one-time reduction of pretax earnings in the amount of $16 million in the aggregate for the third quarter of 2017. Kindred’s senior management noted that the affected operations had largely returned to normal, and senior management did not expect any meaningful lingering effects from the hurricanes going forward. Representatives of Kindred’s financial advisors and the Board then discussed next steps in the process, including finalizing diligence and scheduling a meeting with Ventas and the Consortium. The Board directed representatives of senior management, Barclays and Guggenheim Securities to continue engaging with the Consortium.

By amending and restating the second full paragraph on page 60 to read as follows:

Also on November 1, 2017, the Executive Compensation Committee of the Board met in person with representatives of senior management at a regularly scheduled meeting to discuss, among other things, the compensation issues that would arise in connection with the potential transaction. At this meeting, senior management discussed the incentive compensation awards pursuant to Kindred’s short-term incentive plan and long-term incentive plan and their potential treatment under the merger agreement. In addition, the Executive Compensation Committee and senior management discussed the proposed terms of deal bonus and retention bonus pools to provide incentives for a successful completion of the transaction and integration planning. The Executive Compensation Committee directed senior management to continue to engage with the Consortium regarding treatment of incentive compensation and other retention matters. Dr. Sharad Mansukani is a member of the Executive Compensation Committee and attended the November 1 meeting, but was recused from the portion of the meeting that addressed compensation issues in connection with a potential transaction.

By amending and restating the sixth full paragraph on page 62 to read as follows:

On November 21, 2017, the Executive Compensation Committee of the Board met telephonically with representatives of senior management to discuss the estimated 280G calculations that had been provided to the Consortium. Dr. Mansukani did not attend the November 21 meeting of the Executive Compensation Committee.

3.	The disclosure in the Definitive Proxy Statement in the section “The Merger Proposal (Proposal 1) — Opinion of Kindred’s Financial Advisors — Opinion of Barclays” beginning on page 73 is supplemented as follows:

By amending and restating the text of the third paragraph on page 77 to read as follows:

Barclays performed a discounted cash flow analysis of Kindred based on estimates of unlevered free cash flows of Kindred based upon the Kindred projections to derive a range of implied present values per share of Kindred common stock. Barclays derived a range of implied enterprise values for Kindred by adding the present values of (i) estimates of after-tax unlevered free cash flows of Kindred for the three months ending December 31, 2017 and each of the fiscal years 2018 through 2022, calculated based upon the Kindred projections and guidance from Kindred management and (ii) a range of terminal values for Kindred derived by applying perpetuity growth rates ranging from 1.75% to 2.25% to the estimated terminal unlevered free cash flow for Kindred calculated based upon the Kindred projections and assuming depreciation equaled capital expenditures, each calculated utilizing discount rates ranging from 8.50% to 9.50%, reflecting estimates of the cost of capital for Kindred, which was derived by application of the Capital Asset Pricing Model and took into account certain metrics, including levered betas, unlevered betas, estimated costs of debt and capital structures of Kindred and comparable companies, as well as a historical equity risk premium, a size premium, the 20-year Treasury bond as of the unaffected date, an assumed marginal tax rate and certain financial metrics for the United States financial markets generally. The metrics used in the Capital Asset Pricing Model were based upon publicly available financial data (including public filings, Bloomberg, Duff & Phelps and FactSet). The range of perpetuity growth rates was estimated by Barclays utilizing its professional judgment and experience, taking into account the Kindred projections and market expectations regarding long term real growth of gross domestic product and inflation. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest, tax expense and amortization, with such amount treating stock-based compensation as a cash expense, adding depreciation, and subtracting capital expenditures, changes in working capital, noncontrolling interest distributions and certain other projected net cash outflows, per Kindred management. Barclays then calculated a range of implied prices per share of Kindred common stock by (i) subtracting the assumed amount of Kindred’s net debt ($3.0 billion as of September 30, 2017, adjusted for insurance restructuring-related cash and the SNF divestiture, per Kindred management) and the book value of preferred stock ($3.2 million as of September 30, 2017, based on public filings), (ii) adding to such amount the estimated present value of the tax-effected cash benefit of the net operating loss carryforwards of Kindred based on the NOL projections and calculated utilizing discount rates of 8.50% to 9.50%, reflecting estimates of the cost of capital for Kindred and derived by application of the Capital Asset Pricing Model and (iii) dividing such amount by the fully diluted number of shares of Kindred common stock based on data and calculations provided by Kindred management. The following summarizes the result of these calculations:

By amending and restating the text of the first paragraph on page 79 to read as follows:

Based upon these judgments and the weighing of profitability from each business line, to calculate a range of enterprise values for Kindred, Barclays selected a blended range of 8.5x to 10.0x EV to LTM EBITDA multiples for Kindred and applied such range to Kindred’s EBITDA for the LTM period as of September 30, 2017, as adjusted to account for hurricane impacts, reductions in corporate overhead, the SNF divestiture and the closure of certain LTAC hospitals per Kindred management, both excluding and including further adjustments relating to projected future changes by CMS, per Kindred management, to the payment models under CMS for home health care and long-term acute care. Barclays then calculated a range of implied prices per share of Kindred common stock, both excluding and including the adjustments relating to projected future changes to the payment models under CMS for home health care and long-term acute care, by (i) subtracting the assumed amount of Kindred’s net debt ($3.0 billion as of September 30, 2017, adjusted for insurance restructuring-related cash and the SNF divestiture, per Kindred management), the book value of noncontrolling interests ($227 million as of September 30, 2017) and the book value of preferred stock ($3.2 million as of September 30, 2017) (the book values of noncontrolling interests and preferred stock each based on public filings) and (ii) dividing such amounts by the fully diluted number of shares of Kindred common stock based on data and calculations provided by Kindred management. Barclays excluded the estimated present value of the tax-effected cash benefit of Kindred’s net operating loss carryforwards from this analysis due to (i) the possibility that the valuation multiples of the selected precedent transactions may have included but not publicly disclosed the value of targets’ NOLs, and (ii) the uncertainty as to whether an acquiror would benefit from and therefore value Kindred’s NOLs in a transaction. The following summarizes the result of these calculations:

By amending and restating the text of the first full paragraph on page 80 to read as follows:

Barclays calculated and compared various financial multiples and ratios of Kindred and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its enterprise value to its EBITDA (“EV to EBITDA multiple”). The enterprise value of each company was obtained by adding its net debt to the sum of the market value of its common equity, the book value of any noncontrolling interests, and, in the case of Kindred, the book value of any preferred stock ($3.2 million as of September 30, 2017, based on public filings). Where applicable, the EV to EBITDA multiples were adjusted (“EV to EBITDA multiples, as adjusted”) to account for stock-based compensation, noncontrolling interests, certain events such as legal settlements and mergers and acquisitions, and in the case of Kindred, per Kindred management and public filings, hurricane impacts, reductions in corporate overhead, insurance restructuring-related cash, the SNF divestiture and the closure of certain LTAC hospitals. All of these calculations were performed and based on the Kindred projections and publicly available financial data (including public filings, Wall Street research and FactSet) and closing prices, as of the unaffected date. The high, mean, median and low EV to EBITDA multiples, as adjusted for calendar year 2018 observed for the selected comparable companies were as follows:

By amending and restating the tables on page 80 as follows:

Homecare Comparable Companies

2018E EV to EBITDA Multiples, as Adj.
High	15.9x
Low	9.7x
Mean	11.8x
Median	10.8x

Facility-Based Care Comparable Companies

2018E EV to EBITDA Multiples, as Adj.
High	10.1x
Low	4.3x
Mean	7.8x
Median	8.4x

By amending and restating the text of the last paragraph on page 80 to read as follows:

Based upon these judgments and the weighting of profitability from each business line, Barclays selected a range of 7.25x to 9.50x 2018 EV to EBITDA multiples for Kindred and applied such range to Kindred’s projected 2018 EBITDA of $515 million, based on the Kindred projections, to calculate a range of enterprise values for Kindred. Barclays then calculated a range of implied prices per share of Kindred common stock by (i) subtracting the assumed amount of Kindred’s net debt ($3.0 billion as of September 30, 2017, adjusted for insurance restructuring-related cash and the SNF divestiture, per Kindred management), the book value of noncontrolling interests ($227 million as of September 30, 2017) and the book value of preferred stock ($3.2 million as of September 30, 2017) (the book values of noncontrolling interests and preferred stock each based on public filings), (ii) adding to such amount the estimated present value of the tax-effected cash benefit of the net operating loss carryforwards of Kindred based on the NOL projections and calculated utilizing a discount rate of 9.0%, reflecting an estimate of the cost of capital for Kindred and derived by application of the Capital Asset Pricing Model and (iii) dividing such amount by the fully diluted number of shares of Kindred common stock based on data and calculations provided by Kindred management. The following summarizes the result of these calculations:

By amending and restating the third full paragraph on page 81 to read as follows:

Based upon data from Kindred management and Bloomberg, Barclays also reviewed and estimated the illustrative potential costs that could arise upon a hypothetical separation of Kindred into two or more distinct businesses. In order to estimate such costs, Barclays calculated the sum of (i) an assumed $122 million of makewhole costs on Kindred’s existing debt, per Bloomberg, assuming such debt was redeemed on June 30, 2018 and such makewhole costs were fully tax deductible, (ii) an assumed $83 million of estimated fees and expenses related to issuing new debt financing, based upon data from Kindred management, (iii) taxes on gains in excess of Kindred’s NOLs arising from a separation of the Kindred at Home business, based on data from Kindred management, (iv) an assumed $40 million of annual pre-tax earnings dis-synergies, per Kindred management, valued at a range of EV to EBITDA multiples from 7.25x to 9.50x, the range described above in “— Selected Comparable Company Analysis” and (v) certain other one-time transaction costs. Barclays then calculated a range of implied values per share of Kindred common stock by dividing such amount by the fully diluted number of shares of Kindred common stock based on data and calculations provided by Kindred management. Barclays assumed a tax rate of 35% per Kindred management for use in its analysis. Barclays estimated such illustrative potential separation costs could amount to $5.00 to $6.64 per share of Kindred common stock. Such illustrative potential separation costs were estimated for illustrative purposes only and were not incorporated into Barclays’ other financial analyses described in this section, “Opinion of Kindred’s Financial Advisors — Opinion of Barclays”.

By amending and restating the last paragraph on page 81 to read as follows:

Barclays considered publicly available forward price targets for shares of Kindred common stock prepared and published by select equity research firms as of the unaffected date, the last trading day prior to news reports of a potential transaction between Kindred and TPG, WCAS and Humana. The price targets published by the equity research firms do not necessarily reflect current market trading prices for Kindred common stock and these estimates are subject to uncertainties, including the future financial performance of Kindred and future financial market conditions. Barclays noted that the range of low to high forward share price targets as of the unaffected date was $7.00 to $11.00 per share of Kindred common stock. Utilizing a discount rate of 10.0%, reflecting an estimate of the cost of equity for Kindred and derived by application of the Capital Asset Pricing Model, Barclays then derived a range of implied present values per share for Kindred by discounting to present value the range of low to high forward share price targets referenced above, which resulted in a range of $6.36 to $10.00 per share of Kindred common stock. The observed forward price targets for Kindred common stock published by individual equity research firms were as follows:

By adding the following table as a new table following the last paragraph on page 81:

Analyst Price Targets as of the Unaffected Date
Analyst	Price Target
Stifel	$7.00
Bank of America Merrill Lynch	$7.50
Mizuho	$7.50
RBC	$8.50
Deutsche Bank	$9.00
J.P. Morgan	$11.00
Mean Price	$8.42
Median Price	$8.00

By amending and restating the second full paragraph on page 82 to read as follows:

Utilizing a discount rate of 10.0%, reflecting an estimate of the cost of equity for Kindred and derived by application of the Capital Asset Pricing Model, which took into account certain metrics, including levered betas, unlevered betas, and capital structures of Kindred and comparable companies, as well as a historical equity risk premium, a size premium, the yield for the 20-year Treasury bond as of the unaffected date and certain financial metrics for the United States financial markets generally. The metrics used in Capital Asset Pricing Model were based upon publicly available financial data (including public filings, Bloomberg, Duff & Phelps and FactSet). Barclays then derived a range of implied present values per share for Kindred by discounting to present value, the implied future values per share of Kindred as a stand-alone entity. The following tables present the results of the analysis of the implied present value of the illustrative future value per share of Kindred common stock.

4.	The disclosure in the Definitive Proxy Statement in the section “The Merger Proposal (Proposal 1) — Opinion of Kindred’s Financial Advisors — Opinion of Guggenheim Securities” beginning on page 85 is supplemented as follows:

By amending and restating the paragraph titled “Discounted Cash Flow Analyses (Kindred Projections)” and the first two bullet points thereunder on page 91 to read as follows:

Discounted Cash Flow Analyses (Kindred Projections). Guggenheim Securities performed illustrative standalone discounted cash flow analyses of Kindred based on projected after-tax unlevered free cash flows for Kindred and an estimate of its terminal/continuing value at the end of the projection horizon, based on the Kindred projections, taking into account the present value of the tax-effected cash benefit of Kindred’s net operating loss carryforwards, assuming utilization of $216 million of such benefit through 2021, as provided by Kindred’s senior management and approved for Guggenheim Securities’ use, discounted at a rate of 8.63%, based on the midpoint of Kindred’s estimated weighted average cost of capital. In performing its illustrative discounted cash flow analyses:

•	Guggenheim Securities used a discount rate range of 8.00% – 9.25% based on its estimate of Kindred’s weighted average cost of capital, using the capital asset pricing model and based on considerations that Guggenheim Securities deemed relevant in its professional judgment and experience, taking into account various considerations and factors, including among others the nature of Kindred’s businesses, including Guggenheim Securities’ then-current estimate of the prospective US equity risk premium range, observed levered and unlevered equity betas for Kindred and a comparable group of companies, the then-prevailing yield on the 20-year US Treasury bond as a proxy for the risk-free rate, an estimate of the appropriate size/liquidity premium, Kindred’s estimated cost of debt and Kindred’s assumed target capital structure on a prospective basis.

•

In calculating Kindred’s terminal/continuing value for purposes of its discounted cash flow analyses, Guggenheim Securities used an illustrative reference range of perpetual growth rates of Kindred’s terminal year normalized after-tax unlevered free cash flow of 1.75% – 2.25%, which range was selected based on Guggenheim Securities’ professional judgment and expertise, taking into account the Kindred projections and market expectations regarding long-term real growth of gross domestic product and inflation. Based on the Kindred projections, Guggenheim Securities calculated Kindred’s terminal year normalized after-tax unlevered free cash flow of $239 million, which Kindred’s senior management approved for Guggenheim Securities’ use. The undiscounted terminal/continuing value resulting from the foregoing translated into a range of implied NTM EBITDA multiples of 6.1x to 8.0x for Kindred.

By amending and restating the text of the first paragraph on page 92 to read as follows:

Selected Precedent Merger and Acquisition Transactions Analysis. Guggenheim Securities reviewed and analyzed certain financial metrics associated with certain selected precedent merger and acquisition transactions involving companies in the specialty hospital sector and the homecare sector that Guggenheim Securities deemed relevant for purposes of this analysis. The following 13 precedent merger and acquisition transactions were selected by Guggenheim Securities for purposes of this analysis, of which two specialty hospital and one homecare transactions were deemed to be most relevant, and of which six specialty hospital and four homecare transactions were deemed to be less relevant and were selected for reference purposes only, in each case based on the professional judgment and experience of Guggenheim Securities. The specialty hospital transaction deemed to be most relevant was selected because it was an acquisition of a business focused on long term acute care hospitals. The two homecare transactions deemed to be the most relevant were selected because one was the acquisition of the business that created the platform for Kindred to construct its inpatient rehabilitation facilities portfolio and the other was the acquisition of the business that became Kindred’s “at Home” business. Guggenheim Securities calculated, among other things and to the extent publicly available, certain implied change-of-control transaction EV to LTM EBITDA multiples for the selected precedent merger and acquisition transactions (based on Wall Street equity research consensus estimates, each company’s most recent publicly available financial filings and certain other publicly available information), which are summarized in the table below:

By amending and restating the last bullet point on page 92 to read as follows:

•

Guggenheim Securities’ analysis of the selected precedent merger and acquisition transactions resulted in an overall reference range of $5.62 – $14.25 per share for purposes of evaluating Kindred common stock on a change-of-control basis based on LTM EBITDA of $438 million for Kindred, which Kindred’s senior management approved for Guggenheim Securities’ use. In calculating the reference range of implied prices per share, Guggenheim Securities took into account the present value of the tax-effected cash benefit of Kindred’s net operating loss carryforwards, assuming utilization of $216 million of such benefit through 2021, as provided by Kindred’s senior management and approved for Guggenheim Securities’ use, discounted at a rate of 8.63%, based on the midpoint of Kindred’s estimated weighted average cost of capital.

By amending and restating the first paragraph on page 93 to read as follows:

Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed Kindred’s historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for certain specialty hospital sector and the homecare sector publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis. The following nine publicly traded companies were selected by Guggenheim Securities for purposes of this analysis, of which two specialty hospital and one homecare sector companies were deemed to be most relevant, and of which two specialty hospital and four homecare sector companies were deemed to be less relevant and were selected for reference purposes only, in each case based on the professional judgment and experience of Guggenheim Securities. The specialty hospital companies deemed to be the most relevant were selected because they were companies that served as operators of leased post-acute facilities perceived as under pressure due to declining occupancies and reimbursement pressure. The homecare company deemed to be the most relevant was selected because its business involved a mix of home health, hospice and personal care, its strategy was health system agnostic and placed less emphasis on joint ventures, and its geographic presence and size was similar to that of Kindred. Guggenheim Securities calculated, among other things, various public market trading multiples for Kindred and the selected publicly traded companies (in the case of the selected publicly traded companies, based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings), which are summarized in the table below:

By amending and restating the last bullet point on page 93 to read as follows:

•

Guggenheim Securities’ analysis of the selected publicly traded companies resulted in overall reference ranges of $4.68 – $11.73 per share based on Kindred senior management’s estimates of NTM EBITDA of $776 million and NTM EBITDAR of $481 million and of $5.96 – $12.65 per share based Wall Street equity research consensus estimates of NTM EBITDA for $791 million and NTM EBITDAR of $491 million for purposes of evaluating Kindred common stock on a stand-alone public market trading basis. In calculating the reference range of implied prices per share, Guggenheim Securities took into account the present value of the tax-effected cash benefit of Kindred’s net operating loss carryforwards, assuming utilization of $216 million of such benefit through 2021, as provided by Kindred’s senior management and approved for Guggenheim Securities’ use, discounted at a rate of 8.63%, based on the midpoint of Kindred’s estimated weighted average cost of capital.

By amending and restating the paragraph titled “Illustrative Discounted Cash Flow Analyses (Tax Bill Cases)” on page 93 and the first two bullets thereunder to read as follows:

Illustrative Discounted Cash Flow Analyses (Tax Bill Cases). Guggenheim Securities performed illustrative stand-alone discounted cash flow analyses of Kindred based on projected after-tax unlevered free cash flows for Kindred and an estimate of its terminal/continuing value at the end of the projection horizon, based on the Kindred projections, as adjusted by Kindred’s senior management for illustrative purposes (i) to reflect the then expected tax rates under the Tax Bill (the “Tax Rate Adjustment”) and (ii) to reflect both the Tax Rate Adjustment and an illustrative 1% reduction in Medicare revenue arising from the Tax Bill (the “Tax Rate Adjustment and Medicare Adjustment”), and taking into account the present value of the tax-effected cash benefit of Kindred’s net operating loss carryforwards, assuming utilization of $216 million of such benefit through 2020, as provided by Kindred’s senior management and approved for Guggenheim Securities’ use, discounted at a rate of 8.88%, based on the midpoint of Kindred’s estimated weighted average cost of capital. The estimated tax rate used in the Tax Rate Adjustment Case and the Tax Rate Adjustment and Medicare Adjustment case was normalized to 21.7% in Kindred’s terminal year, based on Kindred’s senior management’s guidance. In performing its illustrative discounted cash flow analyses:

•	Guggenheim Securities used a discount rate range of 8.25% – 9.50% based on its estimate of Kindred’s weighted average cost of capital, as adjusted based on the then-expected tax rates under the Tax Bill, using the capital asset pricing model and based on considerations that Guggenheim Securities deemed relevant in its professional judgment and experience, taking into account various considerations and factors, including Guggenheim Securities’ then-current estimate of the prospective US equity risk premium range, observed levered and unlevered equity betas for Kindred and a comparable group of companies, the then-prevailing yield on the 20-year US Treasury bond as a proxy for the risk-free rate, an estimate of the appropriate size/liquidity premium, Kindred’s estimated cost of debt and Kindred’s assumed target capital structure on a prospective basis.

•	In calculating Kindred’s terminal/continuing value for purposes of its discounted cash flow analyses, Guggenheim Securities used an illustrative reference range of perpetual growth rates of Kindred’s terminal year normalized after-tax unlevered free cash flow of 1.75% – 2.25%, which range was selected based on Guggenheim Securities’ professional judgment and expertise, taking into account the Kindred projections and market expectations regarding long-term real growth of gross domestic product and inflation. Based on the Kindred projections, Guggenheim Securities calculated Kindred’s terminal year normalized after-tax unlevered free cash flow of $304 million in the Tax Rate Adjustment case and of $276 million in the Tax Rate Adjustment and Medicare Adjustment case, both of which Kindred’s senior management approved for Guggenheim Securities’ use.

By amending and restating the paragraph titled “Stock Price Trading History and Wall Street Equity Research Analyst Stock Price Targets” on page 93 to read as follows:

Stock Price Trading History and Wall Street Equity Research Analyst Stock Price Targets. Guggenheim Securities reviewed Kindred’s 52 week stock price trading history and selected Wall Street equity research analyst forward stock price targets for Kindred as of December 15, 2017 (the last trading day prior to news reports of a potential transaction between Kindred and TPG, WCAS and Humana). Such Wall Street equity research analyst forward stock price targets are summarized in the table below:

By adding the following table after the paragraph titled “Stock Price Trading History and Wall Street Equity Research Analyst Stock Price Targets” on page 93:

Wall Street Equity Research Analysts	Price Targets (as of 12/17/17)
Bank of America Merrill Lynch	$7.50
Deutsche Bank	9.00
J.P. Morgan	11.00
Mizuho	7.50
RBC Royal Bank	8.50
Stifel	7.00
Median	8.00

5.	The disclosure in the Definitive Proxy Statement in the section “The Merger Proposal (Proposal 1) — Certain Unaudited Prospective Financial Information” beginning on page 96 is supplemented as follows:

By adding the following disclosure as a new paragraph following the second full paragraph on page 96:

The presentation of “Unlevered Free Cash Flow” in the Projections is defined as Kindred’s tax-affected earnings before interest, tax expense and amortization (with such amount treating stock-based compensation as a cash expense), plus depreciation, less capital expenditures, changes in working capital, non-controlling interest distributions and certain other projected net cash outflows, per Kindred management. This line item was not prepared by Kindred or included in the five-year financial forecasts provided to Barclays, Guggenheim Securities or the Consortium or any other bidder. Rather, it was prepared by Barclays and Guggenheim Securities from the other projected line items provided by Kindred, in order to facilitate the financial analyses described above in “Opinion of Kindred’s Financial Advisors.” Nevertheless, Unlevered Free Cash Flow is being presented in the table below in order to provide a more complete understanding of the data utilized by Barclays and Guggenheim Securities in conducting their financial analyses.

By amending and restating the table on page 96 as follows:

		Projections
(US$ in millions)	Q4 2017E	2018E	2019E	2020E	2021E	2022E
Revenue	$1,507	$6,000	$6,167	$6,399	$6,600	$6,830
EBITDAR(1)	$195	$810	$827	$847	$841	$881
EBITDA(2)	$119	$515	$520	$531	$519	$555
Unlevered Free Cash Flow(3)	$33-110	$197-217	$210	$208	$207	$245
Unlevered Free Cash Flow (Illustrative – Tax Bill)(4)	$33-110	$250-270	$261	$264	$264	$305
Unlevered Free Cash Flow (Illustrative – Tax Bill & Medicare)(5)	$33-110	$250-270	$261	$264	$237-264	$277-305
NOL Utilization	$13	$54	$60	$67	$22	—
NOL Utilization (Illustrative – Tax Bill)(6)	$13	$51	$50	$21	—	—

(1)	“EBITDAR” is defined as earnings before interest, income taxes, depreciation, amortization and total rent.

(2)	“EBITDA” is defined as earnings before interest, income taxes, depreciation and amortization.

(3)	Barclays used the internal projections provided by Kindred to calculate the following estimates of Unlevered Free Cash Flow that were approved by Kindred for use by Barclays in its analyses: $110 million for Q4 2017, $197 million for 2018, $210 million for 2019, $208 million for 2020, $207 million for 2021 and $245 million for 2022. Guggenheim Securities used the internal projections provided by Kindred to calculate the following estimates of Unlevered Free Cash Flow that were approved by Kindred for use by Guggenheim Securities in its analyses: $33 million for Q4 2017, $217 million for 2018, $210 million for 2019, $208 million for 2020, $207 million for 2021 and $245 million for 2022. The difference between the Unlevered Free Cash Flow estimates calculated by Barclays and the Unlevered Free Cash Flow estimates calculated by Guggenheim Securities is attributable to differences in their methodology used to account for projected net cash flow from completion of the SNF divestiture. Barclays’ estimates assumed that, for purposes of its analysis, all projected net cash flow from completion of the SNF divestiture was realized as of September 30, 2017 on a “pro forma” basis, whereas Guggenheim Securities assumed the projected net cash flow from completion of the SNF divestiture would be realized in the fourth quarter of 2017 and in 2018.

(4)	Barclays used the internal projections provided by Kindred to calculate the following illustrative estimates of Unlevered Free Cash Flow (as adjusted, per Kindred guidance, for the expected rate under the Tax Bill) that were approved by Kindred for use by Barclays in its analyses: $110 million for Q4 2017, $250 million for 2018, $261 million for 2019, $264 million for 2020, $264 million for 2021 and $305 million for 2022. Guggenheim Securities used the internal projections provided by Kindred to calculate the following illustrative estimates of Unlevered Free Cash Flow (as adjusted, per Kindred guidance, for the expected rate under the Tax Bill) that were approved by Kindred for use by Guggenheim Securities in its analyses: $33 million for Q4 2017, $270 million for 2018, $261 million for 2019, $264 million for 2020, $264 million for 2021 and $305 million for 2022. The difference between the estimates calculated by Barclays and the estimates calculated by Guggenheim Securities is attributable to the differences in their methodology used to account for the projected net cash flow from completion of the SNF divestiture described in note (3) above.

(5)	Barclays used the internal projections provided by Kindred to calculate the following illustrative estimates of Unlevered Free Cash Flow (as adjusted, per Kindred guidance, for the expected rate under the Tax Bill and a 1% reduction in Medicare revenue) that were approved by Kindred for use by Barclays in its analyses: $110 million for Q4 2017, $250 million for 2018, $261 million for 2019, $264 million for 2020, $237 million for 2021 and $277 million for 2022. Guggenheim Securities used the internal projections provided by Kindred to calculate the following illustrative estimates of Unlevered Free Cash Flow (as adjusted, per Kindred guidance, for the expected rate under the Tax Bill and a 1% reduction in Medicare revenue) that were approved by Kindred for use by each of Barclays and Guggenheim Securities in their analyses: $33 million for Q4 2017, $270 million for 2018, $261 million for 2019, $264 million for 2020, $264 million for 2021 and $305 million for 2022. The difference between the estimates calculated by Barclays and the estimates calculated by Guggenheim Securities is attributable to the differences in their methodology used to account for the projected net cash flow from completion of the SNF divestiture described in note (3) above and to differences in their methodology for reflecting the illustrative 1% reduction in Medicare revenue. For purposes of its analysis, Barclays applied a 1% reduction in Medicare reimbursement rates beginning in 2021, whereas, for purposes of its analysis, Guggenheim Securities applied a 1% reduction in Medicare revenue in Kindred’s terminal/continuing value at the end of the projection horizon.

(6)	Barclays used the internal NOL utilization projections provided by Kindred to calculate the following illustrative estimates of NOL utilization (as adjusted, per Kindred guidance, for the expected rate under the Tax Bill) that were approved by Kindred for use by Barclays in its analyses: $13 million for Q4 2017, $50 million for 2018, $50 million for 2019, $21 million for 2020, and $0 million for 2021 and 2022. Guggenheim Securities used the internal NOL utilization projections provided by Kindred to calculate the following illustrative estimates of NOL utilization (as adjusted, per Kindred guidance, for the expected rate under the Tax Bill) that were approved by Kindred for use by Guggenheim Securities in its analyses: $13 million for Q4 2017, $51 million for 2018, $50 million for 2019, $21 million for 2020, and $0 million for 2021 and 2022.

*****

Forward Looking Statements

Certain statements contained herein includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “hope,” “may,” “potential,” “upside,” “seek,” “continue” and other similar expressions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed transactions include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure of the parties to satisfy conditions to completion of the proposed merger, including the failure of the Company’s stockholders to approve the proposed merger or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; changes in the business or operating prospects of the Company or its businesses; changes in health care and other laws and regulations; the impact of the announcement of, or failure to complete, the proposed merger on our relationships with employees, customers, vendors and other business partners; and potential or actual litigation. In addition, these statements involve risks, uncertainties, and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Additional Information and Where to Find It

The Company has filed with the SEC and mailed to its stockholders a definitive proxy statement in connection with the proposed merger. We urge investors and security holders to read the proxy statement because it contains important information regarding the proposed merger. You may obtain a free copy of the proxy statement and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement and other documents filed by the Company with the SEC relating to the proposed merger for free by accessing the Company’s website at www.kindredhealthcare.com by clicking on the link for “Investors”, then clicking on the link for “SEC Filings.”

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger. Information about Kindred’s directors and executive officers, including information regarding the interests of these directors and executive officers in the proposed merger, is included in Kindred’s definitive proxy statement, which was filed with the SEC on February 21, 2018. You can obtain a free copy of this document from the Company using the contact information above.

17